EXHIBIT 99



For Immediate Release                    For More Information Contact:
February 11, 2004                        William J. Armanino, President & CEO
                                         Edmond J. Pera, COO
                                         (510) 441-9300

                    ARMANINO FOODS OF DISTINCTION, INC.
            ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

     Hayward, CA (February 11, 2004) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today net sales, operating and net income and earnings per share for the fourth quarter and year ended December 31, 2003.

     Net sales for the fourth quarter ended December 31, 2003 were $ 3,611,449 compared to $3,771,968 for the fourth quarter of 2002, a decrease of 4%. Net sales for the year ended December 31, 2003 were $13,493,805 compared to 2002 sales of $13,930,916 a decrease of 3%.

     Net sales for 2002 have been restated to reflect a change in presentation of promotional costs. Net sales are now reported net of promotional costs. The Company previously classified promotional costs as operating expenses. This change in presentation of net sales has no impact on past or present reporting of net income.

     Income from continuing operations for the fourth quarter ended December 31, 2003 was $176,717 compared to $158,517 for the same quarter a year ago. This 11% increase is primarily attributable to lower amortized slotting costs and a reduction in promotional expenses and administrative overhead. Income from continuing operations for the year ended December 31, 2003 was $349,394 compared to $470,285 for the year ending in 2002. The decrease in operating profits reflects a slow first half of the year that was partially offset by a 167% increase in operating income in the second half of the year.

     William J. Armanino, President and CEO of Armanino Foods said, "There was a definite positive swing in momentum in the second half of the year as we saw gross margin enhancement. This increase in gross margin along with tighter control on expenses significantly leveraged operating income higher in the second half of 2003. We are looking to build on these improvements in 2004."

     Income before discontinued operations for the fourth quarter ended December 31, 2003 was $155,743 compared to $215,755 for the same quarter of 2002. Income before discontinued operations for the fourth quarter of 2002 was favorably impacted by a tax credit of approximately $100,000 for product sales to foreign countries in years 2001 and 2002. The tax credit for 2003 has been amortized over all four quarters. Income before discontinued operations for the year ended December 31, 2003 was $228,853 compared to $405,463 for the year ended December 31, 2002.

     Armanino continued, "The tax credit is generated by our export sales to Japan. We expect to increase sales to Japan in 2004."

     Net income for the fourth quarter ended December 31, 2003 was $155,743 compared to $287,792 for the fourth quarter of 2002. The income for the fourth quarter of 2002 included a favorable adjustment of $72,037 in relation to the discontinued entree line, which had been written off in the third quarter of 2002. Net income for the year ended December 31, 2003 amounted to $268,846 compared to a net loss of $391,229 in 2002, which reflected the write-off of the entree line.

     Armanino continued, "All areas of our business are budgeted to increase in 2004 with significant contributions expected from our retail products, including our Garlic Zing product line which was initially introduced in mid-2003 and will soon be introduced to major retailers in Northern California."

     Armanino concluded, "The Company is positioned to have a strong 2004 with all of our new programs in place. We also believe our strong balance sheet with no long term debt and with more than adequate working capital will fund operations, maintain our dividend and allow us to make necessary capital expenditures, when and if needed."

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.

                                - Continued -









































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                     ARMANINO FOODS OF DISTINCTION, INC.
      RESULTS FOR THE QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2003

                                                       (Unaudited)
                                                      Quarter Ended
                                                         12/31/03
                                                      -------------

                                                 12/31/03       12/31/02
                                                 ---------      ---------

Net Sales                                        3,611,449      3,771,968

Income From Cont. Oper. Before Taxes               176,717        158,517

Income Before Discontinued Operation               155,743        215,755

Income From Discontinued Operation (Net
  of Taxes)                                                        72,037

Net Income                                         155,743        287,792

Basic Income Per Common Share
  Net Income From Continuing Operations               0.05           0.07
  Net Income                                          0.05           0.09

Weighted Average Common Shares Outstanding       3,314,619      3,250,108

Diluted Income Per Common Share
  Income From Continuing Operations                   0.04           0.07
  Net Income                                          0.04           0.09

Weighted Average Common Shares Outstanding       3,514,286      3,281,817

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                                                       (Unaudited)
                                                      Twelve Months
                                                          Ended
                                                      -------------

                                                 12/31/03       12/31/02
                                                ----------     ----------

Net Sales                                       13,493,805     13,930,916

Income From Cont. Oper. Before Taxes               349,394        470,285

Income Before Discontinued Operations              268,846        405,463

Loss From Discontinued Operations (Net of
  Taxes)                                                         (796,692)

Net Income / (Loss)                                268,846       (391,229)

Basic Income / (Loss) Per Common Share
  Net Income From Continuing Operations               0.08           0.13
  Net Income (Loss)                                   0.08          (0.12)

Weighted Average Common Shares Outstanding       3,272,670      3,233,698

Diluted Income (Loss) Per Common Share
  Income From Continuing Operations                   0.08           0.12
  Net Income (Loss)                                   0.08          (0.11)

Weighted Average Common Shares Outstanding       3,421,491      3,404,528

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This press release contains forward-looking statements within the meaning of
U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.
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